Exhibit 2.2

AMENDMENT TO THE ASSOCIATION AGREEMENT AND OTHER COVENANTS

between

LINX S.A.

and

STNE PARTICIPAÇÕES S.A.

and

STONECO LTD.

DLP CAPITAL LLC

DLPPAR PARTICIPAÇÕES S.A.

NÉRCIO JOSÉ MONTEIRO FERNANDES

ALBERTO MENACHE

ALON DAYAN

September 1, 2020

AMENDMENT TO THE ASSOCIATION AGREEMENT AND OTHER COVENANTS

By this private instrument, the parties:

I.       LINX S.A., publicly-held company, with head office in the City of São Paulo, State of São Paulo, at Avenida Doutora Ruth Cardoso, No. 7221, Suite 701, Block A, Room 1, Edifício Birmann 21, CEP 05425-902, enrolled with CNPJ/ME under No. 06.948.969/0001-75 and registered with the Board of Trade of São Paulo (“JUCESP”) under NIRE 35.300.316.584 herein represented in accordance with its Bylaws (“Linx”); and

II.      STNE PARTICIPAÇÕES S.A., company enrolled with CNPJ/ME under No. 35.767.420/0001-82, with head office in the City of São Paulo, State of São Paulo, at Rua Gomes de Carvalho, No. 1609, 5th floor, Vila Olímpia, CEP 04547-006, herein represented in accordance with its Bylaws (“STNE”);

Linx and STNE are hereinafter jointly referred to as “Companies” and, individually and without distinction, as “Company”,

and:

III.    STONECO LTD., a company duly incorporated and validly existing under the laws of Cayman Islands, enrolled with CNPJ/ME under No. 31.752.270/0001-82, with head office at Harbour Place, 4th floor, No. 103 Church St., PO Box 10240 KY1-1002, Georgetown, Cayman Islands, herein represented in accordance with its corporate documents (“StoneCo”);

IV.     DLP CAPITAL LLC, a company duly incorporated and validly existing under the laws of Delaware, in the United States of America, enrolled with CNPJ/ME under No. 14.993.482/0001-47, herein represented in accordance with its corporate documents and DLPPAR PARTICIPAÇÕES S.A., a company duly incorporated and validly existing under the laws of Brazil, enrolled with CNPJ/ME under No. 23.858.641/0001-87, with head office at Rua Fidêncio Ramos, 308, suite 91, CEP 04551-010, jointly referred to as “DLP”;

V.      NÉRCIO JOSÉ MONTEIRO FERNANDES, Brazilian, married, system analyst, bearer with the Identity Card RG No. 7.760.014 SSP/SP, enrolled with the CPF/ME under No. 022.256.918-27, resident and domiciled in the City of São Paulo, State of São Paulo, with commercial address at Avenida Doutora Ruth Cardoso, No. 7221, Suite 701, Block A, Room 1, Edifício Birmann 21, CEP 05425-902 (“Nércio”);

VI.     ALBERTO MENACHE, Brazilian, married, business manager, bearer with the Identity Card RG No. 24.257.036-7 SSP/SP, enrolled with the CPF/ME under No. 172.636.238-89, resident and domiciled in the City of São Paulo, State of São Paulo, with commercial address at Avenida Doutora Ruth Cardoso, No. 7221, Suite 701, Block A, Room 1, Edifício Birmann 21, CEP 05425-902 (“Alberto”);

VI.     ALON DAYAN, Brazilian, married, engineer, bearer with the Identity Card RG No. 8.894.140-1 SSP/SP, enrolled with the CPF/ME under No. 014.642.468-90, resident and domiciled in the City of São Paulo, State of São Paulo, with commercial address at Avenida Doutora Ruth Cardoso, No. 7221, Suite 701, Block A, Room 1, Edifício Birmann 21, CEP 05425-902 (“Alon” and, jointly with Nércio and Alberto, “Linx Shareholders”);

All of them hereinafter jointly referred to as "Parties" and each, individually and indistinctly, as "Party".

WHEREAS:

A.      The Parties entered, on August 11, 2020, certain Association Agreement and Other Covenents (“Agreement”); and

B.      The Parties wish to amend and restate the Agreement pursuant to the term hereby agreed,

NOW, THEREFORE, the Parties have decided to enter into this Amendment to the Association Agreement and Other Covenants (“Amendment”), which shall be governed by the following terms and conditions:

chapter 1 – amendment to the agreement

1.1.   The Parties hereby agree to amend and restate the Agreement, which shall be effective pursuant to the terms set forth in Exhibit I.

1.2.   All references in Exhibit I to “this date”, “date hereof”, “signing date” and similar terms shall be construed as the date of execution of the Agreement, i.e., August 11, 2020.

1.3.   This Amendment is accessory to the Agreement and shall be read and construed as if it were part of it, for all purposes. Any disputes, controversies or litigation shall be submitted to the dispute resolution mechanism provided for in Chapter 10 of the Agreement

1.4.   The Parties and the two witnesses execute this Amendment by electronic means, provided that the Parties hereby declare and expressly agree, for the purposes of Article 10, paragraph 2nd of the Provisional Measure (Medida Provisória) No. 2.200-2, of August 24, 2001, that their signatures through electronic means are binding, effective and confer authenticity, integrity and legal validity to this instrument, being this Agreement an extrajudicial executive title for all legal purposes.

São Paulo, September 1st, 2020

[remainder of the page intentionally left blank]

(Signature page 1/9 of the Amendment to the Association Agreement and Other Covenants entered into between Linx S.A., STNE Participações S.A., StoneCo Ltd., DLP Capital LLC, DLPPAR Participações S.A., Nércio José Monteiro Fernandes, Alberto Menache and Alon Dayan, on September 1st, 2020)

LINX S.A.

/s/ Albert Menache	/s/ Antonio Ramatis Fernandes Rodrigues
by: Alberto Menache	by: Antonio Ramatis Fernandes Rodrigues

(Signature page 2/9 of the Amendment to the Association Agreement and Other Covenants entered into between Linx S.A., STNE Participações S.A., StoneCo Ltd., DLP Capital LLC, DLPPAR Participações S.A., Nércio José Monteiro Fernandes, Alberto Menache and Alon Dayan, on September 1st, 2020)

STNE PARTICIPAÇÕES S.A.

/s/ Thiago dos Santos Piau	/s/ Rafael Martins Pereira
by: Thiago dos Santos Piau	by: Rafael Martins Pereira

(Signature page 3/9 of the Amendment to the Association Agreement and Other Covenants entered into between Linx S.A., STNE Participações S.A., StoneCo Ltd., DLP Capital LLC, DLPPAR Participações S.A., Nércio José Monteiro Fernandes, Alberto Menache and Alon Dayan, on September 1st, 2020)

STONECO LTD.

/s/ Thiago dos Santos Piau	/s/ Rafael Martins Pereira
by: Thiago dos Santos Piau	by: Rafael Martins Pereira

(Signature page 4/9 of the Amendment to the Association Agreement and Other Covenants entered into between Linx S.A., STNE Participações S.A., StoneCo Ltd., DLP Capital LLC, DLPPAR Participações S.A., Nércio José Monteiro Fernandes, Alberto Menache and Alon Dayan, on September 1st, 2020)

DLP CAPITAL LLC

/s/ Thiago dos Santos Piau	/s/ Rafael Martins Pereira
by: Thiago dos Santos Piau	by: Rafael Martins Pereira

(Signature page 5/9 of the Amendment to the Association Agreement and Other Covenants entered into between Linx S.A., STNE Participações S.A., StoneCo Ltd., DLP Capital LLC, DLPPAR Participações S.A., Nércio José Monteiro Fernandes, Alberto Menache and Alon Dayan, on September 1st, 2020)

DLPPAR PARTICIPAÇÕES S.A.

/s/ Thiago dos Santos Piau	/s/ Rafael Martins Pereira
by: Thiago dos Santos Piau	by: Rafael Martins Pereira

(Signature page 6/9 of the Amendment to the Association Agreement and Other Covenants entered into between Linx S.A., STNE Participações S.A., StoneCo Ltd., DLP Capital LLC, DLPPAR Participações S.A., Nércio José Monteiro Fernandes, Alberto Menache and Alon Dayan, on September 1st, 2020)

/s/ Nércio José Monteiro Fernandes
NÉRCIO JOSÉ MONTEIRO FERNANDES

(Signature page 7/9 of the Amendment to the Association Agreement and Other Covenants entered into between Linx S.A., STNE Participações S.A., StoneCo Ltd., DLP Capital LLC, DLPPAR Participações S.A., Nércio José Monteiro Fernandes, Alberto Menache and Alon Dayan, on September 1st, 2020)

/s/ Alberto Menache
ALBERTO MENACHE

(Signature page 8/9 of the Amendment to the Association Agreement and Other Covenants entered into between Linx S.A., STNE Participações S.A., StoneCo Ltd., DLP Capital LLC, DLPPAR Participações S.A., Nércio José Monteiro Fernandes, Alberto Menache and Alon Dayan, on September 1st, 2020)

/s/ Alon Dayan
ALON DAYAN

(Signature page 9/9 of the Amendment to the Association Agreement and Other Covenants entered into between Linx S.A., STNE Participações S.A., StoneCo Ltd., DLP Capital LLC, DLPPAR Participações S.A., Nércio José Monteiro Fernandes, Alberto Menache and Alon Dayan, on September 1st, 2020)

Witnesses:

/s/ Danilo Kamiji	/s/ Valeria Paludeti Freire
Name: Danilo Kamiji	Name: Valeria Paludeti Freire

EXHIBIT I

ASSOCIATION AGREEMENT AND OTHER COVENANTS

(as executed on 8.11.2020 and amended on 9.01.2020)

By this private instrument, the parties:

I.       LINX S.A., a publicly-held company, with head office in the City of São Paulo, State of São Paulo, at Avenida Doutora Ruth Cardoso, No. 7221, Suite 701, Block A, Room 1, Edifício Birmann 21, CEP 05425-902, enrolled with CNPJ/ME under No. 06.948.969/0001-75 and registered with the Board of Trade of São Paulo (“JUCESP”) under NIRE 35.300.316.584 herein represented in accordance with its Bylaws (“Linx”); and

II.      STNE PARTICIPAÇÕES S.A., a company enrolled with CNPJ/ME under No. 35.767.420/0001-82, with head office in the City of São Paulo, State of São Paulo, at Rua Gomes de Carvalho, No. 1609, 5th floor, Vila Olímpia, CEP 04547-006, herein represented in accordance with its Bylaws (“STNE”);

Linx and STNE are hereinafter jointly referred to as “Companies” and, individually and without distinction, as “Company”,

and:

III.     STONECO LTD., a company duly incorporated and validly existing under the laws of Cayman Islands, enrolled with CNPJ/ME under No. 31.752.270/0001-82, with head office at Harbour Place, 4th floor, No. 103 Church St., PO Box 10240 KY1-1002, Georgetown, Cayman Islands, herein represented in accordance with its corporate documents (“StoneCo”);

IV.     DLP CAPITAL LLC, a company duly incorporated and validly existing under the laws of Delaware, in the United States of America, enrolled with CNPJ/ME under No. 14.993.482/0001-47, herein represented in accordance with its corporate documents and DLPPAR PARTICIPAÇÕES S.A., a company duly incorporated and validly existing under the laws of Brazil, enrolled with CNPJ/ME under No. 23.858.641/0001-87, with head office at Rua Fidêncio Ramos, 308, suite 91, CEP 04551-010, jointly referred to as “DLP”; and

V.      NÉRCIO JOSÉ MONTEIRO FERNANDES , Brazilian, married, system analyst, bearer of the Identity Card RG No. 7.760.014 SSP/SP, enrolled with the CPF/ME under No. 022.256.918-27, resident and domiciled in the City of São Paulo, State of São Paulo, with commercial address at Avenida Doutora Ruth Cardoso, No. 7221, Suite 701, Block A, Room 1, Edifício Birmann 21, CEP 05425-902 (“Nércio”);

VI.    ALBERTO MENACHE, Brazilian, married, business manager, bearer of the Identity Card RG No. 24.257.036-7 SSP/SP, enrolled with the CPF/ME under No. 172.636.238-89, resident and domiciled in the City of São Paulo, State of São Paulo, with commercial address at Avenida Doutora Ruth Cardoso, No. 7221, Suite 701, Block A, Room 1, Edifício Birmann 21, CEP 05425-902 (“Alberto”);

VII.   ALON DAYAN, Brazilian, married, engineer, bearer of the Identity Card RG No. 8.894.140-1 SSP/SP, enrolled with the CPF/ME under No. 014.642.468-90, resident and domiciled in the City of São Paulo, State of São Paulo, with commercial address at Avenida Doutora Ruth Cardoso, No. 7221, Suite 701, Block A, Room 1, Edifício Birmann 21, CEP 05425-902 (“Alon” and, jointly with Nércio and Alberto, “Linx Shareholders”);

All of them hereinafter jointly referred to as "Parties" and each, individually and indistinctly, as "Party".

WHEREAS:

A. STNE and Linx are interested in combining their businesses in the payment methods and business management software segments in Brazil, which will result in significant benefits to the Companies, their customers, employees and shareholders; and

B. The Parties understand that the best way to carry out the combination of the Companies is through a corporate reorganization that will result in the merger of shares of Linx’s shares into STNE, pursuant to the terms of article 252 of Law No. 6,404, dated December 15, 1976, as amended (“Brazilian Corporation Law”), subject to the fulfillment of certain Conditions Precedent, as set forth below (“Transaction”);

NOW, THEREFORE, the Parties have decided to enter into this Association Agreement and Other Covenants (“Agreement”), which shall be governed by the following terms and conditions:

CHAPTER I - PURPOSE

1.1. Purpose. This Agreement sets forth the rules for the combination of business in STNE and Linx through a merger of all shares issued by Linx into STNE (“Merger of Shares”), pursuant to article 252 of the Brazilian Corporation Law, subject to the fulfillment (or waiver, as the case may be) of the Conditions Precedent set forth in Chapter II hereof. As a result of the Merger of Shares, Linx shall become a wholly owned subsidiary of STNE.

1.2. New STNE Shares to Linx Shareholders. As a result of the Merger of Shares, class A and class B mandatorily redeemable preferred shares issued by STNE shall be attributed to Linx's shareholders, with one (1) class A redeemable preferred share and one (1) class B redeemable preferred share issued by STNE being attributed for each one (1) merged common share issued by Linx, resulting in the issuance, by STNE, of new book-entry, class A and class B redeemable preferred shares, registered and with no par value (“New Shares STNE”).

1.3. Redemption of New Shares STNE. Observing the premises set forth in Clause 1.5 below, the exchange ratio was determined so that, on the date of approval of the Merger of Shares, STNE shall also approve the redemption of all the New Shares STNE, which shall be paid to all Linx shareholders who will become STNE shareholders at Closing (“Redemption of Shares”), provided that STNE shall have, at the moment of the Redemption of Shares, enough amount of profits and reserves to carry out the Redemption of Shares, as set forth in the Agreement. In accordance with the provisions of Clause 1.4 below, such Redemption of Shares shall be performed as follows (“Base Exchange Ratio”):

(i) each one (1) STNE class A preferred share shall be redeemed upon payment, at sight, to its holder of R$ 31,56 (thirty one reais and fifty six cents) per share, updated pro rata die according to the variation of the CDI (Certificate of Interbank Deposit) from the 6th (sixth) month from the date of signature of this Agreement and until the date of the effective payment, observing that no update will be due to delay of Linx or of the Shareholders Linx, as long as notified by STNE; and

(ii) each one (1) STNE class B preferred share shall be redeemed upon delivery, to its holder, of 0,0126774 StoneCo - STNE class A shares, traded on NASDAQ (“Class A Shares StoneCo”).

1.3.1. The Merger of Shares Protocol may establish alternatives for combining a portion in cash or in Class A StoneCo Shares, subject to the maximum disbursement limits of R$ 5,651,089,953.00 (five billion, six hundred and fifty one million, eighty nine thousand, nine hundred and fifty three reais) and delivery of up to 2,269,998 (two million, two hundred and sixty nine thousand, nine hundred and ninety eight) Class A StoneCo Shares, both amounts mentioned in this Clause 1.3.1 should be adjusted according to Clause 1.6.

1.4. The Exchange Ratio was determined assuming that Linx's share capital is divided, on the date hereof, into 179,058,617 (one hundred and seventy nine million, fifty eight thousand, six hundred and seventeen) common shares, all nominative and with no par value, on a fully diluted basis (including eventual compensation plans based on shares and shares in treasury), and any change in the number of shares into which Linx's share capital is divided will impact, equally and in the same proportion, the Exchange Ratio with the New Shares STNE as a result of the Merger of Shares, increasing or reducing the total amount of cash and StoneCo Class A Shares to be delivered in counterpart for the Redemption of the New STNE Shares.

1.5. Exchange Ratio Assumptions. The Exchange Ratio took into account the following assumptions:

(i)       that no declaration, payment of dividends or interest on equity by STNE or Linx will take place until Closing;

(ii)        that, on this date, except for the disclosure of the quarterly results and for the material fact related to the Transaction, there is no material fact pending disclosure to the market by Linx and/or StoneCo;

(iii)        on this date, there are 14.125.991 (fourteen million, one hundred and twenty-five thousand, nine hundred and ninety-one) shares issued by Linx in treasury;

(iv)        the effect of the exercise or acceleration of the total of all the options and restricted stock plans that result in 3.775.648 (three million, seven hundred and seventy five thousand, six hundred and forty eight) additional shares to the share capital of Linx; and

(v)        on the date hereof, Linx’s corporate capital is represented by 189,408,960 (one hundred and eighty-nine million, four hundred and eight thousand, nine hundred and sixty) common book-entry shares, nominative and with no par value, including treasury held shares.

1.6. Adjustment to the Exchange Ratio. The Exchange Ratio will be adjusted by the amount of (i) any dividends, interest on equity and other earnings declared and/or paid as from this date and up to the Closing date of the Transaction (included); and (ii) costs eventually incurred by the Company for the hiring of the financial advisors for the evaluation or, in any way, in the context of eventual Competing Transactions (as defined in Clause 7.1(ii)). The Parties agree that any repurchase or issuance of new shares by STNE or StoneCo, whether in the context of mergers and acquisition transactions, capital increase, public offering, private offering, RSU issuance (restricted shares units), share incentive plans intended to its executives or the exercise of stock options will not imply any adjustment in the Exchange Ratio.

1.7. Tax Withholding. The amounts to be paid in exchange for the Redemption of New Shares STNE will be deducted, when applicable, from any taxes withheld at source that are due. To that end, STNE may, when necessary, increase or include a portion of cash in the Exchange Ratio of a specific shareholder in order to enable the holding of said retention.

1.8. In addition to this Agreement, the Parties executed, on the date hereof, the Voting Commitment and Assumption of Obligations, whereby the Linx Shareholders, StoneCo and DLP undertook the obligations to implement the Transaction, including the duty to vote in favor of the corporate resolutions necessary for the approval, closing and implementation of the Transaction, according to the terms described in the referred instrument.

CHAPTER II –CONDITIONS PRECEDENT

2.1. Conditions Precedent of the Parties. The obligation of the Parties to consummate the Closing of the Transaction is subject to the fulfillment of each of the following Conditions Precedent (“Conditions Precedent of the Parties”):

(i) No Conflict. No competent court or tribunal (including arbitral tribunal) shall have issued any order, writ, injunctive relief or decision, and no other governmental body shall have issued any order or law, then in force and that produces the effect of causing the Closing acts to be illegal or otherwise prevent the consummation thereof;

(ii) CADE Approval Approval. The Transaction shall be definitively approved by the Brazilian Administrative Council for Economic Defense - CADE (“CADE Approval”).

2.2. Linx’s Conditions Precedent. The obligation of Linx and of Linx Shareholders in this Agreement to consummate the Closing of the Transaction is subject to the fulfillment or waiver (at Linx's sole discretion) of each of the following Conditions Precedent (“Linx’s Conditions Precedent”):

(i)       STNE's Representations and Warranties. The representations and warranties made and provided by STNE, StoneCo and DLP in Chapter IV of this Agreement shall be true and correct in all respects on the date hereof and until Closing (except where the representations and warranties themselves contain a reference to a previous date, in which case they shall be true and correct in all respects as of such date);

(ii)       Commitments. STNE, StoneCo and DLP shall have complied with all the obligations and fulfilled all the commitments and agreements that were required to be complied with or fulfilled by them prior to Closing under the terms of this Agreement and of the document referred to in Clause 1.8, observing the term for curing any non-compliance provided for in Clause 9.1 (v);

(iii)       Form F-4. StoneCo’s registration statement on Form F-4 to effect the registration under the Securities Act of 1933 (“1933 Securities Act”) of Class A Shares StoneCo to be issued to Linx shareholders in relation to the Redemption, pursuant to Clauses 1.2 and 1.3 (“Form F-4”) shall have become effective and remain effective (and not subject to any stop order or proceedings for that purpose), to allow the effective delivery of Class A Shares StoneCo, in order to implement the Merger of Shares and the Redemption to the shareholders of Linx which will receive shares issued by StoneCo, as indicated above; and

(iv)       Corporate Approvals. The STNE General Shareholders’ Meeting must approve, under the terms of the Brazilian Corporation Law: (a) all the necessary documentation for the Merger of Shares and the attribution of the New Shares STNE, including, but not limited to, the Merger Protocol to be prepared by the managements of Linx and STNE; and (b) the Redemption of Shares.

2.3. STNE’s Conditions Precedent. The obligations of STNE, StoneCo and DLP in this Agreement to consummate the Closing of the Transaction is subject to the fulfillment or waiver (at STNE's sole discretion) of each of the following Conditions Precedent (“STNE’s Conditions Precedent” and, jointly with Linx’s Conditions Precedent and the Conditions Precedent of the Parties, the “Conditions Precedent”):

(i)       Linx’s Representations and Warranties. The representations and warranties made and provided by Linx and the Linx Shareholders in Chapter V of this Agreement shall be true and correct in all respects on this date and until Closing (except where the representations and warranties themselves include a reference to a previous date, in which case they will be true and correct in all respects as of such date);

(ii)       Commitments. Linx and the Linx Shareholders shall have complied with all the obligations and fulfilled all the commitments and agreements that were required to be complied with or fulfilled by them prior to Closing under the terms of this Agreement, especially the obligation undertaken in Clause 3.2 below, observing the term for curing any non-compliance provided for in Clause 8.1 (v);

(iii)       Third Party Consent. Linx shall (i) have obtained the respective third-party consents of its agreements currently in force and there will not be obligations, involving R$ 50,000,000.00 (fifty million reais) or more, individually or in the aggregate that may have declared their early termination (or other incident penalties) due to the Merger of Shares (“Obligations Subject to Early Termination”); or (ii) have liquidated all its Obligations Subject to Early Termination; or (iii) have a cash representing 100% (one hundred per cent) of the necessary amount to liquidate all the Obligations Subject to Early Termination (including any incident penalties);

(iv)       Corporate Approvals. Linx’s General Shareholders’ Meeting (“Linx’s GSM”) shall approve, under the terms of the Brazilian Corporation Law and the Novo Mercado Regulation: (a) the waiver of any obligation by STNE to carry out the public offering for the acquisition of Linx’s shares, pursuant to Article 43 of Linx's Bylaws, as a result of the acquisition of shares issued by Linx; (b) the waiver of STNE's adhesion to the Novo Mercado segment of B3 S.A. - Brasil, Bolsa, Balcão (“B3”); and (c) all the necessary documentation for the Merger of Shares, including, but not limited to, the Merger of Shares Protocol to be prepared by the managements of Linx and STNE; and

(v)       Absence of Material Adverse Change. From the date of this Agreement and until Closing, Linx must not have undergone any Material Adverse Change. For the purposes of this Agreement, “Material Adverse Change” means any event, circumstance, effect, occurrence or factual situation or any combination thereof, which, individually or as a whole, adversely effects or may be reasonably expected to adversely affect the business, operations, assets, properties, commercial or financial condition, or the results of Linx, in an amount equal to or greater than 20% (twenty percent) of the gross revenue earned by Linx in the fiscal year immediately preceding that in which Material Adverse Change occurs; except to the extent that such change or adverse effect has been previously known by the Parties and/or results from (A) adverse economic or exchange effects on the industry in which Linx operates in Brazil; (B) regulatory or other changes that affect the industry in which Linx operates in general; (C) any changes in applicable law or accounting standards generally accepted in Brazil, including any tax reform; (D) any effect that, if it can be reversed before Closing, is reversed before Closing; or (E) effects arising from the new coronavirus pandemic.

CHAPTER III - ACTS OF THE PARTIES, GENERAL SHAREHOLDERS’ MEETINGS AND CLOSING

3.1. Protocol of Merger of Shares. Upon the execution of this Agreement, the managements of STNE and Linx shall start the procedures for the preparation of the Protocol and Justification of Merger of Shares (“Protocol”), together with all the necessary supporting documentation and appraisal reports (including the of pro forma financial statements) for the submission of the Merger of Shares to Linx’s and STNE’s General Shareholders’ Meetings, which must be previously submitted to the analysis, approval or opinion, as the case may be, of the Board of Directors, Audit Committee and any other administrative bodies of the relevant Companies which are to provide an opinion on the Protocol or the Merger of Shares. The Parties undertake, from now on, to cooperate fully with each other throughout the process, providing all information and documents reasonably necessary for the preparation of the Protocol, in such a manner as to conclude the document as soon as possible.

3.2. SEC forms. The Parties shall cooperate with one another in connection with the preparation of the necessary documentation to obtain the Form F-4 and any other materials required to be filed with a governmental authority related to the Transaction, and in determining whether any action by or in respect of, or filing with, any governmental authority is required in connection with the consummation of the Merger of Shares or the Transaction contemplated by this Agreement. In addition, to the extent that such actions, filings or registrations are carried out, the Parties shall collaborate to provide all necessary information.

3.2.1. Linx shall obtain and furnish to StoneCo the information concerning itself and its subsidiaries required to be included in the Form F-4. StoneCo and Linx shall use their respective reasonable best efforts to respond as promptly possible to any comments (in case of Linx, comments related to Linx) received from Securities and Exchange Commissions (“SEC”) with respect to the Form F-4.

3.2.2. After the date of this Agreement, StoneCo shall use its reasonable best efforts to prepare and file the Form F-4 with the SEC within 45 (forty-five) days from the present date, as well as use its reasonable best efforts after such filing to ensure that Form F-4 becomes effective under the Securities Act; provided that the obligations and related efforts of StoneCo set forth in this section are contingent upon the full cooperation and compliance by Linx with its obligations under this Agreement to support the preparation of Form F-4 and supporting documentation, including promptly providing all information requested by StoneCo required for the filing of Form F-4.

3.2.3.       Linx shall immediately notify StoneCo if, at any time prior to the Closing, Linx discovers any information relating to Linx or any of its subsidiaries, directors or officers that should be set forth in an amendment or supplement to the Form F-4 so that such document would not include any misstatement of a material fact related to Linx or omit to state any material fact related to Linx necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.2.4. From the date hereof until Closing, subject to applicable law and Clause 6.2, and without limiting the obligations of the Companies in Clause 6.6, Linx shall promptly (a) give to StoneCo, its counsel, financial advisors, auditors and other authorized representatives reasonable access, during normal business hours, to the offices, properties, books and records of Linx and its subsidiaries and (b) provide to StoneCo or to its advisors the information and financial and operating data related to Lift that are reasonably necessary for preparation and filing of the Form F-4 and other required registrations with governmental authorities for the Transaction.

3.2.5.       In no event shall Linx or any of its subsidiaries be required to provide, or cause its subsidiaries to provide, cooperation under this Clause 3.2 that (A) interferes in an unjustified and material manner with the progress of Linx's business or any of its subsidiaries, or (B) violates any representations or warranties granted in this Agreement.

3.3. Linx’s GSM for Merger of Shares. After the effectiveness of the Form F-4, General Shareholders’ Meetings of Linx and STNE referred to in Clauses 2.3 (v) and 2.2 (v), respectively, shall be called. The call notice for Linx’s GSM referred to above must be published thirty (30) days in advance and its term may not be postponed without the prior written consent of StoneCo, except for legal determination. In the event that the CADE Approval has not been obtained - or any other Condition Precedent has not yet been fulfilled – until the calling date of such General Shareholders’ Meetings, the General Shareholders’ Meetings shall nonetheless be called and the matters on the agenda shall be submitted for resolution by their respective shareholders subject to the fulfillment of the other Conditions Precedent set out herein and yet pending approval.

3.4. Absence of Quorum for Installation of the GSMs. If the necessary quorum for Linx’s GSM installation provided for in this Agreement is not obtained, Linx shall publish within two (2) business days, the call notice of Linx’s GSM to be held on second call, and such meeting must take place within no more than ten (10) days after the first publication of said call notice.

3.5. Closing of the Transaction. Parties shall keep each other always informed about the fulfillment of such Conditions Precedent. Once all of the Conditions Precedent have been fulfilled (or waived by the respective Party, if possible), either Party may notify the other Party on the fulfillment of the Conditions Precedent and the Parties, by mutual agreement, shall take the necessary measures to close the Transaction, in the shortest time possible, by holding the meetings of each Party that are necessary for the definitive approval and the closing of the Transaction (“Closing”). All acts of Closing are a condition of validity and are deemed as an integral part of the association agreed upon between the Companies under this Agreement.

CHAPTER IV – REPRESENTATIONS AND WARRANTIES BY STNE, STONECO AND DLP

4.1. Representations and Warranties by STNE, StoneCo and DLP. Each of STNE, StoneCo and DLP represents and warrants that the following information is true, complete, precise, accurate and correct, on the date hereof and will continue to be so until Closing (except where the representations and warranties themselves contain a reference to a previous date, in which case they shall be true and correct in all respects as of such date):

(i) Incorporation. STNE is a company duly incorporated and validly existing according to the Laws of the Federative Republic of Brazil. StoneCo is a company duly incorporated and validly existing according to the Laws of the Cayman Islands. DLP Capital LLC is a company duly incorporated and validly existing according to the Laws of Delaware, in the United States of America. DLPPAR Participações S.A. is a company duly incorporated and validly existing according to the Laws of the Federative Republic of Brazil. StoneCo holds and will hold on Closing, direct or indirectly, the control of STNE and DLP.

(ii) Capacity and Authority. The execution of this Agreement was - and the consummation of the operations provided for herein will have been on their respective applicable dates - duly and regularly authorized and approved in accordance with the applicable legislation and their respective Bylaws.

(iii) Binding Obligation. This Agreement is a valid and binding obligation for STNE, StoneCo and DLP and is enforceable against STNE, StoneCo and DLP in accordance with its terms.

(iv) No conflicts. The consummation of the operations provided for in this Agreement and in the other documents referred to in this Agreement by STNE, StoneCo and DLP does not materially (a) constitute default in the terms of any contract to which STNE, StoneCo and DLP are a parties; (b) violates any law or order of any competent authority having jurisdiction over STNE, StoneCo and DLP; and (c) violates any provision of STNE's bylaws. There is no pending or imminent action, process, investigation or procedure vis-à-vis STNE, StoneCo and DLP that, if judged unfavorably, would impair the ability of STNE, StoneCo and DLP to fulfill its obligations under this Agreement, as well as the consummation of the Transaction and the signing of the Protocol.

(v) Capital Stock. (a) On the date hereof, (1) STNE's share capital is of R$ 1,803,427,332.12 (one billion, eight hundred and three thousand, four hundred and twenty-seven, three hundred and thirty-two reais and twelve cents), represented exclusively by 1,803,427,332 (one billion, eight hundred and three thousand, four hundred and twenty-seven, three hundred and thirty-two) common shares, nominative and with no par value, having been all shares of STNE currently existing validly issued, subscribed and partially paid in; (2) StoneCo’s share capital, on December 31, 2019, it is represented only by 178,681,714 Class A shares and 98,678,252 Class B shares, having been all shares issued by StoneCo currently existing and validly issued, subscribed and paid in, including 6,870 shares Class A in treasury; and (3) STNE and StoneCo shall have, on the Closing date, an enough amount of shares to carry out the operations contemplated in this Agreement, under the terms agreed herein, and (b) there are not, on the date hereof, and there will not be on the Closing date, put or call options, rights of first refusal, rights of conversion, repurchase or redemption rights or agreements of any nature, to the benefit of any individual or legal entity, as well as any investment fund, entity or organization, national or foreign (“Person”), transfer shares issued by STNE, StoneCo and DLP that have been granted or issued by STNE, StoneCo and DLP, except by stock options or RSUs (restricted shares units) granted to executives and beneficiaries of STNE, StoneCo and DLP.

(vi) Governmental Authorization. The execution of this Agreement and the consummation of the operations contemplated herein by STNE, StoneCo and DLP do not depend on any action, approval, consent or declaration by any governmental authority, except for the prior approvals of CADE and registration of the Form-F4 by SEC.

(vii) STNE’s Financial Statements, StoneCo. The audited financial statements of STNE and StoneCo as of December 31, 2019, as well as any financial statements for the period subsequent to December 31, 2019, which may be released by them (jointly, “StoneCo’s Financial Statements”) are or shall be complete and true in all their material aspects, were or shall be prepared in accordance with the applicable law and with the generally accepted accounting practices by the applicable jurisdiction (“Accounting Practices Applicable to StoneCo”), on a consistent basis throughout all the relevant periods, adequately reflecting, in accordance with the Accounting Practices Applicable to StoneCo, financial position, results of operations and cash flows of STNE and StoneCo. Each one of STNE and StoneCo did not have, in the periods covered by StoneCo’s Financial Statements, any liabilities or obligations of any nature involving material amounts, other than the liabilities or obligations that were disclosed, reflected or referred to in StoneCo’s Financial Statements in accordance with its Accounting Practices Applicable to StoneCo or its form 20-F. Since December 31, 2019, each one of STNE and StoneCo has been conducting its activities in the normal course of business and in a manner consistent with previously adopted practices, without prejudice to changes resulting from pandemic of the new coronavirus.

(viii) SEC Form. StoneCo's Form 20-F, as filed with the SEC on this date and updated by the other documents available on the SEC website, is, in its material respects, complete and does not contain, on this date, and, as may be updated by the Date of the Closing, it will not contain, materially, any information or untrue statement about relevant event or omission of information or relevant event that makes the information and statements contained in StoneCo's Form 20-F, in the circumstances in which they were made, not be true, complete and consistent and / or misleading the StoneCo investor.

(ix) Bribery and Anti-Corruption. STNE, StoneCo, DLP or their respective subsidiaries have not carried out, offered, promised, nor given, directly or indirectly, nor allowed, within the terms of their duties, responsibilities and activities, that any director, employee, representative, consultant or other Person (individual or legal entity) acting on their behalf to effect, offer, promise or give any gift, entertainment, payment, loan or other illegal contribution to any authority or any officials, agents or employees of authorities, in order to benefit STNE, StoneCo, DLP, its subsidiaries, and / or any of its Related Parties or any Persons in any way, with the intention of: (a) having influence over the applicable authority, server, agent or employee to perform or perform any act or take any decision regarding your position and / or function; or (b) induce any authority or employee, servant or agent thereof to perform or cease to perform any act in violation of the conduct recommended or required by applicable law with respect to the authority, server, agent or employee thereof; or (c) induce an authority, server, agent or employee thereof to use its influence to obtain any advantage or favorable treatment for the purpose of assisting StoneCo, its subsidiaries, any of its Related Parties or any persons in any way; or (d) perform any act in violation of the Foreign Corrupt Practices Act of 1977 (FCPA), the Brazilian Anticorruption Law No. 12,846 / 2013 and / or any other similar applicable law.

(x) General Meetings Approvals. StoneCo and DLP undertake to attend STNE meetings or assemblies as necessary, and to vote in order to approve the Transaction, including the Redemption of Shares and the Merger of Shares, as well as all related documentation, including but not limited to the Merger of Shares Protocol to be prepared by the managements of Linx and STNE.

(xi) Financial Capacity. STNE, StoneCo and DLP have, on this date, and will have, on the Closing date, access to sufficient resources to honor their obligations assumed under this Agreement. The commitments assumed by STNE, StoneCo and DLP under this Agreement are not conditional on obtaining any financing in any way, including, without limitation, in the scope of capital market operations, debt operations, loans or capitalizations.

(xii) No other Representation or Warranty. Except for the representations and warranties contained in this Agreement, STNE, StoneCo and DLP do not provide Linx with any other representations or warranties, express or implied.

(xiii) Absence of Survival of Representations and Warranties. The representations above are effective as of the present date and will expire on the Closing date of the Transaction, being certain that STNE, StoneCo and DLP will have no responsibility for the inaccuracy or incompleteness in relation to such representations and warranties after the Closing date.

CHAPTER V – REPRESENTATIONS AND WARRANTIES BY LINX AND LINX SHAREHOLDERS

5.1. Representations and Warranties by Linx. Linx represents and warrants that the following information is true, complete, precise, accurate and correct, on the date hereof and will continue to be so until Closing (except where the representations and warranties themselves contain a reference to a previous date, in which case they shall be true and correct in all respects as of such date):

(i) Incorporation. Linx is a publicly held company, duly incorporated and validly existing under the Laws of the Federative Republic of Brazil.

(ii) Capacity and Authority. The execution of this Agreement by Linx was - and the consummation of the operations provided for herein will have been on the respective applicable dates - duly and regularly authorized and approved in accordance with the applicable legislation and Linx’s Bylaws.

(iii) Binding Obligation. This Agreement is a valid and binding obligation for Linx and is enforceable against Linx in accordance with its terms.

(iv) No conflicts. At the Closing date of the Transaction, the consummation of the operations provided for in this Agreement and in the other documents referred to in this Agreement by Linx will not (a) except by the agreements referred in Clause 2.3(iii), conflict or result in violation or constitute a default of any material contract, or create a right, or give rise to the allegation of termination or amendment, or will require modification, will give rise to early maturity of financial obligations, whose total value exceeds R$ 80,000,000.00 (eighty million reais), or cancellation or loss of benefit with an amount greater than R$ 15,000,000.00 (fifteen million reais), or the constitution of any Lien (or obligation to create any Lien) on Linx's assets, assets or rights; nor (b) conflict with or result in default of any obligation arising out of a court order, authorization from a governmental agency, license or permission to which Linx is subject or is a party; nor (c) violate any provisions of Linx's Bylaws. At the present date, there is no pending action, lawsuit or investigation against Linx that could legally impair the completion of any of the operations provided for in this Agreement and in the other documents referred to in this Agreement.

(v) Capital Stock. (a) On the date hereof, the share capital of Linx is represented exclusively by one hundred and eighty-nine million, four hundred and eight thousand, nine hundred and sixty (189,408,960) common shares, nominative and with no par value, including shares treasury shares, all of which are validly issued, subscribed and paid in; (b) except for the obligations arising from Linx's Deferred Stock Plans and Linx’s Stock Option Plans currently in effect disclosed in Linx’s Reference Form, as per Annex 5.1(v) to this Agreement (jointly, “Linx Plans”) there are not, on the date hereof, and there will not be on the Closing date, put or call options, rights of first refusal, rights of conversion, repurchase or redemption rights or agreements of any nature to the benefit of any Person, to acquire, sell, subscribe, convert, exchange for, repurchase, redeem or otherwise transfer shares issued by Linx that have been granted or issued by Linx; and (c) there are no contractual obligations of Linx to approve repurchase, redemption or any other form of acquisition of any shares issued by Linx, except by the Program of Repurchase of Shares of Linx approved by the Board of Directors of Linx on March 9, 2020.

(vi) Governmental Authorization. The execution of this Agreement and the consummation of the operations contemplated herein by Linx do not depend on any action, approval, consent or declaration by any governmental authority, except for prior approval by CADE.

(vii) Linx's Financial Statements. Linx's audited financial statements as of December 31, 2019, disclosed on CVM’s website, as well as any Quarterly Information - ITR or financial statement referring to the period subsequent to December 31, 2019, (jointly, “Linx’s Financial Statements”) are or shall be complete and true in all their material aspects, were or shall be prepared in accordance with the applicable law and with the Brazilian GAAP, on a consistent basis throughout all the relevant periods, adequately reflecting, in accordance with the Brazilian GAAP, Linx's financial position, results of operations and cash flows. Linx did not have, in the periods covered by Linx's Financial Statements, any liabilities or obligations of any nature, involving material amounts, in addition to the liabilities or obligations that were disclosed, reflected or referred to in Linx's Financial Statements in accordance with Brazilian GAAP or in its Reference Form. Since December 31, 2019, Linx has been conducting its activities in the normal course of business and in a manner consistent with previously adopted practices, without prejudice to changes resulting from the pandemic of the new coronavirus.

(viii) Reference Form. Linx’s Reference Form, as filed with the CVM on the date hereof and updated by the other documents available on the CVM website, is, in its material aspects, complete and does not contain, on this date, and, as it may be further updated until the Closing date, will not contain on the delivery date of the Reference Form, any untrue information or statement about a relevant event or omission of information or relevant event that may cause the information and statements contained in Linx’s Reference Form, in the circumstances in which they were made, not to be true, complete and consistent and/or misleading to Linx’s investors.

(ix) Operational Activities. There is no event or circumstance that could cause a Material Adverse Change in the operations of Linx and/or its subsidiaries (including due to the execution of this Agreement). Except as provided in Linx’s Reference Form, Linx and its subsidiaries have all the licenses, permits, permissions and authorizations for the opening and operation that are materially necessary to conduct their businesses. There are no material questionings of any kind regarding the license, permit, permission or authorization for the operation of its establishments.

(x) Contingencies, Litigation and Liabilities. There are no obligations, liabilities, contingencies, direct damages, losses, pecuniary or convertible to pecuniary liability (including monetary adjustment, reasonable attorneys' fees and court costs), claims, actions, lawsuits, investigations, final and non-appealable judgments (including judicial, administrative or arbitration judgements), fines, interest, penalties, costs, expenses and imposition of liens (including the attachment of assets, assets, rights or credits, and/or partial or total, temporary or permanent limitation, to the free use or disposition of any amounts deposited in bank accounts), of any nature, including but not limited to civil, labor, social security, tax, judicial, arbitration or administrative (before or by any person, public entity or arbitrator), involving Linx and its subsidiaries that may result in a loss, individually or in the aggregate, higher than R$ 50,000,000.00 (fifity million Brazilian reais) and which have not been disclosed in Linx’s Reference Form and/or in the Financial Statements of Linx of December 31, 2019 and June 30, 2020.

(xi) Agreements with Related Parties. All transactions carried out by Linx and its subsidiaries with Related Parties (Related Parties, for the purposes hereof, having the meaning assigned to such term in the current applicable accounting rules) complied with the applicable law, were carried out under market conditions and were duly accounted for. Any and all taxes levied on operations carried out by Linx and/or its subsidiaries with Related Parties were duly accounted for and paid. There are no transactions carried out by Linx and/or its subsidiaries with Related Parties that have not been disclosed in Linx’s Reference Form.

(xii) Bribery and Anti-Corruption. Linx or its subsidiaries have not made, offered, promised or given, either directly or indirectly, nor permitted, within the scope of their duties, responsibilities and activities, any director, employee, representative, consultant or other individual Person or legal entity acting on their behalf to make, offer, promise or give any gift, entertainment, payment, loan or other illegal contribution to any authority or any servants, agents or officials of authorities, with the purpose of benefiting Linx, its subsidiaries, and/or any of its Related Parties or any People in any way, with the intention of: (a) having influence over the applicable authority, server, agent or employee thereof to perform or refrain from performing any act in violation of the conduct recommended or required by the applicable Law in relation to the government authority, civil servant, agent or employee thereof; or (b) inducing any authority or employee, servant or agent thereof to perform or cease to perform any act in violation of the conduct recommended or required by applicable law with respect to the authority, servant, agent or employee thereof; or (c) inducing an authority, server, agent or employee thereof to use its influence to secure any advantage or favorable treatment for the purpose of assisting Linx, its subsidiaries, any of its Related Parties or any persons in any manner; or (d) performing any act in violation of the Brazilian Anti-Corruption Law No. 12,846/2013.

(xiii) No other Representation or Warranty. Except for the representations and warranties contained in this Agreement, Linx does not provide STNE and/or StoneCo and DLP with any other express or implied representations or warranties. The representations above are effective as of the present date and will expire on the Closing date of the Transaction, being certain that Linx will have no responsibility for the inaccuracy or incompleteness in relation to such representations and warranties after the Closing date.

5.2. Representations and Warranties by Linx Shareholders. Linx Shareholders represent and warrant to STNE, StoneCo and DLP that the following information is true, complete, precise, accurate and correct, on the date hereof and will continue to be so until Closing (except where the representations and warranties themselves contain a reference to a previous date, in which case they shall be true and correct in all respects as of such date):

(i) Capacity and Authority. The execution and enforcement of this Agreement by Linx Shareholders and the consummation of the operations provided for herein were duly and regularly authorized and approved.

(ii) Binding Obligation. This Agreement is a valid and binding obligation for Linx Shareholders and is enforceable against Linx Shareholders in accordance with its terms.

(iii) No other Representation or Warranty. Except for the statements and warranties contained in this Agreement, the Linx Shareholders do not provide STNE and/or DLP and/or StoneCo with any other representations or warranties, express or implied. The representations above are effective as of the present date and will expire on the Closing date of the Transaction, being certain that Linx will have no responsibility for the inaccuracy or incompleteness in relation to such representations and warranties after the Closing date (including).

CHAPTER VI - OTHER PROVISIONS

6.1. Publicity; Material Fact. The execution of this Agreement shall be disclosed to the market and to the shareholders of Linx and StoneCo in a coordinated manner in accordance with the legislation applicable to each of them. None of the Parties or their consultants shall issue, authorize or determine the publication of a press release, or any other form of public announcement related to this Agreement and the other documents and operations referred to in this Agreement, without the prior written consent of Linx, STNE and StoneCo, except as required by applicable law or regulation, including laws, regulations and guidance from SEC in connection with the Form F-4, CADE Approval and other registrations with governmental authorities, as necessary, in which case each of the Companies will use its reasonable best efforts to consider and incorporate the comments of the other Company into the content of said communication or announcement before its release. Linx and StoneCo undertake to disclose and publish all material facts or mandatory announcements at the same time, in accordance with the applicable law. Linx and StoneCo undertake to agree on the content of said material facts or announcements prior to their disclosure.

6.2. Confidentiality. As of this date, the Companies undertake to keep, on a confidential basis, all documents and confidential information related to the Companies (“Confidential Information”), except to the extent that it can be proved that the information in question (i) are in the public domain, regardless of the fault of any of the Companies; or (ii) were subsequently and legally acquired by any of the Companies from other sources, without violation of any law, regulation, order of governmental authority or obligation of confidentiality; provided that, notwithstanding anything to the contrary in this Agreement, the Companies shall be permitted to use Confidential Information in connection with the preparation and filing of the Form F-4, the CADE Approval and any other filings required or advisable in connection therewith. Confidential Information may only be disclosed in the event that any of the Companies is required to disclose the Confidential Information in question by virtue of law, regulation, governmental order or as a result of a final court decision. In any event in which Confidential Information is disclosed, the Party that discloses the Confidential Information must first inform the other Party and agree on the content of the disclosure in question. As of this date, the Companies undertake to keep, confidentially, any and all information about the terms and conditions of this Agreement.

6.3. CADE Approval. STNE is obliged to submit, including in the pre-notification regime, if applicable, the Transaction contemplated in this Agreement to CADE's Approval, within a maximum period of twenty (20) business days counted as of the date hereof, and Linx must provide all information requested by the legal representatives of STNE within a maximum of five (5) days as from the request, or in shorter period, if necessary, in order to enable compliance with the deadline with CADE. Linx's failure to provide the requested information within five (5) days, as established above, postpone, at least for the same number of delayed days, in up to twenty (20) business days to submit the Transaction to CADE. STNE should lead the analysis process, having autonomy regarding the definition of the best strategy before CADE, and should always consult Linx with reasonable advance, keeping it informed of all interactions with CADE. The Companies undertake, from now on, to cooperate fully with each other throughout the entire process, providing all information and documents reasonably necessary for the preparation of notification and fulfillment of any requests for additional information/clarification by CADE, in order to obtain the said approval as soon as possible.

6.3.1. The Companies undertake to (i) inform each other, as the case may be, with reasonable notice, of any and all meetings with CADE representatives regarding this Transaction; (ii) not to attend such meetings alone without giving each other (or its legal representatives) the opportunity to be present and participate in such meeting; (iii) inform the other Company, with reasonable notice, about any and all oral communication/contact with CADE representatives about this Transaction; (iv) if CADE initiates any type of oral communication about this Transaction, promptly inform the other Company about the content of such communication/contact; (v) give the other Company, with reasonable notice, the opportunity to review and comment on any and all written communications to be submitted to CADE (including any analyzes, presentations, memoranda, petitions, arguments, opinions, proposals submitted by or on behalf of any of the Companies in relation to this Transaction, among other things), and should take the other Company's views and comments in good faith; and (vi) promptly make available to the other Company a copy of any and all written communications from or to CADE in relation to this Transaction. The Companies may, as they deem necessary and recommended, determine that any competitively sensitive information will be made available only to the external lawyers of each Company, and will not be disclosed by their external lawyers to any employee, director or director of the Company who received the information without the advance and written consent of the Company that made such information available.

6.3.2. All costs and expenses involved in the process for obtaining approval by CADE shall be borne exclusively by STNE and/or any of its subsidiaries, except for the costs related to the representation of each Company with CADE.

6.3.3. Should any penalty be applied by CADE as a result of a potential action, omission or failure to comply with the applicable regulation by any of the Companies, the Company that has incurred such action or that caused it should be solely responsible for the payment of such penalty.

6.3.4.        If CADE imposes any restrictions as a condition for granting CADE's Approval, StoneCo, STNE, DLP and Linx shall make the best efforts to meet such restrictions imposed by CADE, in order to implement the Merger of Shares and the Redemption of Shares in terms substantially equal to those established in this Agreement. If it is not possible to comply with the restrictions as indicated above, the provisions of Clause 9.1 (iv) below will apply.

6.3.5.       In the cases provided for in Clause 9.1 (iv), (i) this Agreement will be terminated, as indicated in Chapter 9 below; and (ii) STNE will be obliged to pay, for Linx, the compensatory fine established in Clause 8.1.

6.4.        Regular Course of Business. Except as otherwise specified in this Agreement, in the Protocol, if required by CADE or if necessary to close the Transaction, from the date hereof and until the Closing date, each of the Companies agrees to conduct its operations in observance of the regular course of their respective businesses and/or carried out in their best interest in view of the market circumstances, and refrain from committing acts that may materially affect their businesses or operations.

6.5.       Without prejudice to the provisions of Clause 6.4 above, Linx is obliged, until the date of consummation of the Transaction or termination of this Agreement, not to perform nor approve that its subsidiaries perform the acts below, except if authorized by STNE:

(i) propose to the general shareholders’ meeting of Linx and/or its subsidiaries, any changes to its Bylaws (except if and only to the extent required by applicable law);

(ii) redeem, repurchase, issue or sell any shares issued by it, securities convertible into or substitutable for shares, options, warrants, purchase rights or any other form of acquisition right relating to the shares issued by it, except as a result of the Linx Plans, as the case may be;

(iii) propose to the general shareholders’ meeting of Linx the reduction of its capital or the redemption of its shares;

(iv) approve the acquisition (including by merger, incorporation, acquisition of shares or assets, or in any other way) any interest in assets or any business or person that involves a higher amount, individually, than R$ 50,000,000.00 (fifty million reais), as long as it does not take a debt for this purpose;

(v) approve the entry into alliances or joint venture agreements, or any type of similar relationship;

(vi) approve the execution of new compensation and benefit plans (or amend existing plans), as well as pay bonuses, commissions, incentives or any type of compensation for shares outside the regular course of business and which are not provided for, present date, in the existing compensation and benefit plans, except if so determined by applicable law;

(vii) directly or indirectly get involved in any operation, or enter into any agreement with a director, director or its Related Parties, which are not due to the regular course of their business;

(viii) promote any change in its accounting policies and practices, except if required by law;

(ix) lease or encumber (including the granting of any option on) any of its assets, except if due to the fulfillment of currently existing contracts and in the regular course of its business;

(x) except in relation to actions to be taken under existing contracts, assume any obligation or responsibility, enter into new relevant contracts, including: (a) contracts for the sale purchase agreement or sale of its assets, with an amount higher than R$ 5,000,000.00 (five million); or (b) property lease contracts for the head office of Linx, with the exception of existing lease contracts;

(xi) mortgage or pledge any tangible or intangible asset, or offer them as collateral, except if so required due to guarantees relating to labor or tax proceedings in which Linx and/or its subsidiaries, as the case may be, are defendants and that involve total amounts not exceeding R$ 50,000,000.00 (fifty million reais);

(xii) take out any loan, issuing debt securities, entering into any type of financing agreement or change the terms of existing financing agreements or debt instruments, except: (a) those entered into in the regular course of Linx's business and that in any case do not increase the debt of Linx in more than R$ 200,000,000.00 (two hundred million reais); or (b) operations that aim to refinance its indebtedness, without the issuance of convertible or exchangeable securities for its shares;

(xiii) guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any person, except in relation to its subsidiaries;

(xiv) enter into, amend, modify or in any way alter the terms of the existing contracts entered into by Linx and/or its respective subsidiaries in order to speed up payments due under those contracts;

(xv) donate or freely assign any asset, right, or any form of asset, to their respective shareholders, directors, officers and/or any third party, except by the practices already hired and donation to Ten Yad;

(xvi) enter into any collective bargaining agreement or promote any relevant changes to the terms and conditions of the current employment contracts to which they are a party, except if in the regular course of their business;

(xvii) engage in different commercial activities, except in relation to those incidental necessary for the development of its activities, other than those relating to the Transaction contemplated by this Agreement;

(xviii) anticipate the vesting periods of the options, or permanence of the plan, granted under the Linx Plans, except for vesting acceleration set forth in the agreements currently in force;

(xix) approve (a) the hiring of new employees of coordination, managerial or higher hierarchical level or administrators of any level, outside the normal course of business; (b) the dismissal of employees outside the normal course of business; and (c) the implementation of any voluntary termination or dismissal program for employees;

(xx) propose to the general shareholders’ meeting of Linx the approval of the cancellation of its registration as a publicly held company;

(xxi) enter into any contract or otherwise assume any obligation to any Related Party; and

(xxii) agree or undertake to perform any of the acts described above.

6.6. Cooperation. The Parties, in an irrevocable and irreversible manner, undertake to cooperate with the practice of all necessary acts by the other Parties and by the Companies for the preparation of any documents related to the Transaction, including, without limitation, the financial statements (including financial information pro forma), the reports, appraisals and other information and documents (including the registration of the offer of new shares issued by StoneCo to be issued within the scope of the Transaction or to allow StoneCo to obtain funds to fulfill its obligations under the transaction in the pertinent forms before the United States Securities and Exchange Commission - Securities and Exchange Commission) required by applicable law and obtaining the third parties consents, seeking approval of the Transaction in the shortest possible time. Linx will use its best reasonable efforts to cooperate when reasonably requested by StoneCo in relation to the arrangements, marketing and consummation of any debt or equity financing sought by StoneCo in connection with the transactions provided for in this Agreement.

6.6.1. StoneCo, DLP and Linx Shareholders undertake to comply with this Agreement in all its terms and conditions.

6.7 Non-Compete and Non-Solicit. Non-compete and non-solicit agreements were entered into, with their respective effectiveness conditioned to the Closing of the Transaction, in such a manner that Linx Shareholders will not be allowed to compete with STNE and Linx for a period of 5 (five) years as from Closing.

6.8 Service Agreement. STNE made an offer to the current Chief Executive Officer of Linx so that, even after the Closing of the Transaction, the Chief Executive Officer remains bound to the combined business of STNE and Linx, in the position of Senior Advisor of STNE and its Affiliates.

CHAPTER VII - DUTY OF EXCLUSIVITY

7.1. Exclusivity. Linx and the Linx Shareholders undertake, directly and/or indirectly, from this date until what occurs first between (a) the consummation of the Transaction; or (b) termination of this Agreement, pursuant to Chapter XI below, to:

(i) ensure exclusivity for STNE to the Closing of the Transaction or any similar and/or equivalent transaction to the Transaction;

(ii) do not request, seek and / or initiate any proposal related to any agreement, arrangement or operation with third parties that is a competitor to or that has the effect of competing with the Transaction or that may harm or make the Closing of the Transaction unfeasible, or that has the same purpose or similar to the Transaction, including any corporate reorganization involving Linx (merger, merger of shares, capital reduction, spin-off or merger), public offer for the purchase of shares for Linx shareholders or any operation that depends on the waiver or elimination of the poison pill provided for in Article 43 of Linx's bylaws (“Competing Transaction”); and

(iii) inform to the other Parties of this Agreement, immediately and in writing, about any approach in writing that is received from third parties in order to carry out or discuss a Competing Transaction.

7.2. Exception. Without prejudice to the fulfillment of the exclusivity obligations established above, if, at the exclusive initiative of a third party, a proposal is presented, binding and not subject to financing or due diligence, for an Competing Transaction to Linx, the independent members of the Board of Directors of Linx, with the participation of Linx Shareholders, authorized to receive and evaluate the proposal in question, together with the involvement of its hired advisors, in Linx's best interest, being certain that such conduct, including the possible recommendation for approval of the Competing Transaction by the Board of Directors of Linx (which cannot count on the favorable vote of the Linx Shareholders) that is required to fulfill its fiduciary and legal duties, will not constitute a violation of the exclusivity obligation assumed in this Agreement.

CHAPTER VIII - FINE

8.1 The Parties agree that the compensatory fine in the amount of R$ 453,750,000.00 (four hundred and fifty three million, seven hundred and fifty thousand reais) (“Fine”) will be due, totally or partially, as provided below:

(i) Linx shall pay the Fine to STNE in case of non-compliance by Linx with the exclusivity obligations provided in Chapter VII, which shall be paid within 5 (five) business days as from the receipt of the written notice sent by STNE in this regard, and the consequent termination of the Agreement;

(ii) The approval to contract or the contracting by Linx or its shareholders of a Competing Transaction, or the execution or acceptance of a Competing Transaction by Linx or its shareholders, in any form, will imply the obligation to pay the Fine by Linx in favor of STNE, within up to 5 (five) business days from such date, and consequent termination of this Agreement;

(iii) in case of breach by any of the Companies, DLP or StoneCo of its respective obligations undertook under this Agreement that results in its termination, the offending Company shall pay the Fine to the innocent Company within 5 (five) business days after receiving the written notice sent by the innocent Company in this regard;

(iv) As long as the condition precedent provided for in Clause 2.2 (iii) is fulfilled, in the event of non-realization of an extraordinary shareholders’ meeting of Linx (“Linx ESM”) or failure to approve any matter by Linx ESM whose non-approval prevents or burdens the consummation of the Transaction, including, but not limited to, limited to the non-approval of the proposal for a possible waiver of the eventual obligation of STNE to carry out the public offer for the acquisition of Linx shares, pursuant to Article 43 of Linx's bylaws, as a result of the acquisition of shares issued by Linx, or to non-approval of the proposal to waive STNE's adhesion to the B3's Novo Mercado segment, Linx must pay a fine in the amount of R$ 112,500,000.00 (one hundred and twelve million, five hundred thousand reais) to STNE within 5 (five) business days after the date on which the Linx ESM takes place or after the date of the Linx ESM on the second or third call, if applicable. In this case, if a Competing Transaction is announced or contracted up to the date of the Linx ESM, and such Competing Transaction is approved or entered into during the period of 12 (twelve) months after the Linx ESM or after the date on which the failure to perform the Linx ESM is characterized, which resulted in the obligation to pay the Fine, Linx shall pay the remaining amount of the Fine in the amount of R$ 341,250,000.00 (three hundred and forty one million, two hundred and fifty thousand reais) to STNE within 5 (five) business days after the announcement or consummation of the Competing Transaction, whichever occurs first; and

(v) In the event provided for in Clause 6.3.5 above, STNE shall pay the Fine to Linx, within 5 (five) business days of the verification of such event.

8.1.1 The scenarios for application of the Fine described above are alternative and not cumulative and cannot be added up, except for the two cases for application of fines set forth in item (iv) of Clause 8.1, which will be combined. The payment of the Fine implies termination of this Agreement.

8.1.2. It is understood that StoneCo and DLP are jointly and severally liable with STNE for the payment to Linx of the Fine described in this Chapter VIII, if due.

8.1.3. The Companies, StoneCo and DLP hereby agree that the Fine will be the only remedy for the Companies in the event of non-compliance with the obligations assumed in this Agreement, being certain that this Agreement does not include specific execution, nor any supplementary indemnity of the Companies.

CHAPTER IX - TERMINATION

9.1. Termination. Without prejudice to the application of the Fine agreed in Chapter VIII above, this Agreement may be terminated:

(i) if the Closing of the Transaction does not occur until twelve (12) months as of the date hereof or three (3) months after the CADE Approval or the registration of Form F-4, what occurs last, but in no circumstances can it exceed eighteen (18) months as from this date, except if such delay is due to the fault or intent of one of the Parties, in which case the other Party may choose to extend the term of this Agreement until Closing occurs; or

(ii) at any time before the Closing of the Transaction, by written agreement between the Companies; or

(iii) by STNE, in its free and exclusive discretion, if (a) the Transaction is not approved by Linx's GSM; (b) the waiver from the potential obligation of STNE to carry out the public offering for the acquisition of Linx shares is not approved, as provided for in article 43 of Linx's Bylaws, as a result of the acquisition of shares issued by Linx; or (c) is not approved the waiver from STNE's adhesion to B3's Novo Mercado segment; or

(iv) by Linx, if (a) CADE’s Court imposes restrictions as a condition for CADE Approval, and StoneCo, STNE and Linx, after making the best efforts, fail to meet the restrictions; or (b) CADE’s Court do not approve the Transaction, pursuant to Clause 6.3.4 above; or

(v) by the innocent Party, at any time before the Closing date, if another Party fail to fulfill with any obligation provided for in this Agreement and such no-compliance is not remedied within 30 (thirty) days as from receipt of notice to that effect sent by the innocent Party, except that if any obligation is not promptly fulfilled due to a court order or provision law that prevents your satisfaction, this fact will not be considered for the purposes of this Agreement as a breach of obligation; or

(vi) by STNE, StoneCo or DLP if, at any time up to the date on which the Merger of Shares is approved by Linx's GSM, STNE, StoneCo or any company controlled by StoneCo publishes a public tender offer for the acquisition or exchange of shares that is intended to holders of Linx shares (“OPA”) and launched at a price per share equal to or greater than thirty five reais and ten cents (R$ 35.10).

9.2. Effect of Termination. In the event of termination of this Agreement under the terms of Clause 9.1, this Agreement shall become with no effect. Notwithstanding the foregoing, the obligation of disclosure and confidentiality provided for in Clauses 6.1 and 6.2, as well as the obligations of provided for in Chapter 7, Chapter 8, Chapter 10 and Chapter 11, shall survive for the period in which such obligations last in accordance with said Clauses.

CHAPTER X - LAW AND ARBITRATION

10.1. This Agreement shall be ruled and interpreted according to Brazilian law.

10.2. Arbitration. Any and all disputes that may arise between the Parties as a result of this Commitment or related to it will be resolved definitively by arbitration, administered by the Market Arbitration Chamber instituted by B3 (“Market Arbitration Chamber”), in accordance with the Arbitration Rules of that institution that are in force at the time of the start of arbitration. In the event that the Arbitration Rules of the Market Arbitration Chamber is omitted in any respect, the Parties agree to apply, in addition, the dispositions provided for in Law No. 9,307/1996.

10.3. Arbitral tribunal. The Arbitral Tribunal will consist of three (3) arbitrators (“Arbitral Tribunal”), who will be appointed according to the Arbitration Rules of the Market Arbitration Chamber. None of the arbitrator to be appointed shall have to be part of the group of arbitrators of the Market Arbitration Chamber, as allowed by Law No. 9,307/96.

10.4. The place of arbitration shall be the city of São Paulo, State of São Paulo, Brazil, local where the arbitral decision shall be declared. The language of the arbitration will be Portuguese.

10.5. The arbitrators must decide based on the applicable Brazilian legislation, provided that the arbitration by equity is prohibited.

10.6. Arbitral proceedings and any documents and information disclosed within the scope of the arbitration will be confidential.

10.7. Appeals to the Courts. The arbitration decision award will be final and binding for the Parties and their successors, and the Parties waive any right of appeal. Each Party has the right to appeal to the judicial courts to (i) impose the installation of arbitration; (ii) obtain preliminary measures for the protection or conservation of rights, prior to the constitution of arbitration, if necessary, including to execute any measure that entails specific execution under the terms of § 3 of article 118 of the Brazilian Corporation Law, and any action should not be considered as a waiver of arbitration as the only means of conflict resolution chosen by the Parties; (iii) to execute any decision of the arbitration court, including the arbitration decision; (iv) the legal measures provided for in Law No. 9,307/1996, including the eventual action to seek the annulment of the arbitration award when permitted by law; or (v) execution of this Commitment as an extrajudicial enforcement order. In the case of preliminary injunctions or specific execution submitted to the Judiciary in the cases provided for herein, the Arbitral Tribunal, when constituted, may assess them, having the freedom to maintain or modify the decision issued by the judicial court. For all judicial measures provided for herein, the Parties choose the District Court of the city of São Paulo, State of São Paulo, with the exception of any other, however privileged it may be, except for the measures set forth in item (iii) above, which may be proposed in any competent jurisdiction.

10.8. Costs. Payment of the arbitration fees will be made in accordance with the Arbitration Rules of the Market Arbitration Chamber, and liability for the costs, including administration fees, arbitrators', experts' and technical assistants' fees, as well as legal contractual fees, will be defined by the Arbitral Tribunal, in the arbitral award.

10.9. Commitment Clause. The Parties hereby declare that they are bound by this arbitration clause and undertake to participate in any arbitration that may be proposed, which relates to this instrument, as well as to comply with the arbitration award. The Parties declare their consent for any eventual disputes also related to the Voting Commitment and Assumption of Obligations referred to in Clause 1.8 shall be decided in the same arbitration procedure based on this arbitration clause.

CHAPTER XI - GENERAL PROVISIONS

11.1. Expenses and Taxes. Each Party shall bear its own taxes incurred as a result of the Transaction. Each Party shall bear its own expenses incurred in the preparation, negotiation and execution of the definitive documents, including all fees and expenses of agents, consultants, representatives, lawyers and accountants, whether or not the operations are consummated.

11.2. Entire Agreement. This Agreement, together with its Annexes, constitutes the only and complete understanding between the Parties regarding the matters dealt with herein. The Parties agree that this Agreement faithfully records all negotiations previously held by them, as well as their intentions with respect to the matters dealt with herein. As this Agreement is signed by all the Companies, this Agreement will bind the respective shareholders who have signed or adhered to this Agreement, who will become considered Parties to this Agreement.

11.3. Notices. Unless as otherwise expressly provided herein, all notices or communications that must be sent by either Party to the others must be made by hand delivered letter, registered letter with acknowledgment of receipt, or through the notary or court. Either Party may change the address for notifications, provided it notifies the other Parties in this regard.

(a) if for Linx:

Av. Doutora Ruth Cardoso, 7221, Cj. 701, Bl. A, sala 1, Edifício Birmann 21

CEP 05425-902, São Paulo - SP

Att.: Sr. Alberto Menache

E-mail: alberto.menache@linx.com.br

(b) if for Linx Shareholders:

Alberto Menache

Av. Doutora Ruth Cardoso, 7221, Cj. 701, Bl. A, sala 1, Edifício Birmann 21

CEP 05425-902, São Paulo – SP

E-mail: alberto.menache@linx.com.br

Nércio José Monteiro Fernandes

Avenida Doutora Ruth Cardoso, nº 7221, Cj. 701, Bl. A, Dep. 20, sala 01,

Edifício Birmann 21, CEP 05425-902, São Paulo, SP

E-mail: nercio@linx.com.br

Alon Dayan

Avenida Doutora Ruth Cardoso, nº 7221, Cj. 701, Bl. A, Dep. 20, sala 01,

Edifício Birmann 21, CEP 05425-902, São Paulo, SP

E-mail: Alon@linx.com.br

(c) if for STNE, StoneCo or DLP:

Rua Fidêncio Ramos, 308, Torre A, 10° andar, conjunto 102, Vila Olímpia

CEP 04551-010, São Paulo – SP

At.: Thiago Piau

E-mail: tpiau@stone.com.br

11.4. Term Counting. The terms provided for in this Agreement will be counted in accordance with the law.

11.5. Assignment. This Agreement is binding on and benefits the Parties, their successors and permitted assigns, it being certain that any assignment of obligations and rights of this Agreement by any Party requires the prior written consent of the other Parties.

11.6. Waiver. The eventual abstention of any of the Parties from exercising the rights and privileges provided for in this Agreement will not mean their waiver or novation, which may be invoked or exercised at any time, in compliance with the legislation in force. Any waiver can only be challenged when granted in writing.

11.7. Irrevocability and Irreversibility. This Agreement is entered into on an irrevocable and irreversible basis. The Parties undertake to fully comply with and enforce all that is agreed between them in this Agreement, and therefore acknowledge and claim to be null and ineffective, between themselves or any third party, any attitude and / or measure taken in disagreement with the agreement herein and/or that represents a violation of the obligations assumed by the Parties to this Agreement.

11.8. Headings and Definitions. The titles, headings and definitions used in this Agreement have been inserted to facilitate its understanding and cannot be used to limit, modify or distort the interpretation of any of the clauses of this Agreement.

11.9. Severability. If, at any time, any provision of this Agreement is found to be illegal, void or unenforceable by any competent court, that provision will have no force or effect, and the illegality or enforceability of that provision will have no effect and will not impair the enforceability of any other provision of this Agreement.

11.9.1. The Parties hereby agree that, should the defined structure and other agreed STNEs for the definition of the Transaction be questioned or have their execution in the form provided herein despite the determination of a competent governmental authority, the Parties will discuss in good faith an alternative structure that achieves the same objectives and is substantially equivalent to the current structure, including with a view to preserving, without any negative economic impact, the other agreements and commitments undertook by the Parties, including Linx Shareholders, within the scope of the Transaction.

11.10. The Parties and the two witnesses execute this Commitment through electronic means, provided that the Parties hereby declare and expressly agrees, for the purposes of the Article 10, Paragraph 2nd, of the Provisional Measure (Medida Provisória) No. 2.200-2, of August 24, 2001, that their signatures through electronic means are binding, effective, efficient and provides authenticity, integrity and legal validity to this instrument, being this Agreement an extrajudicial executive title for all legal purposes.